As filed with the Securities and Exchange Commission
                                on July 30, 1996
                                                   Registration No. 333-_______

- --------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                         DEL GLOBAL TECHNOLOGIES CORP.
             (Exact name of registrant as specified in its charter)

           New York                                 13-1784308
(State or other jurisdiction
    of incorporation or                         (I.R.S. Employer
       organization)                            Identification No.)



                   One Commerce Park, Valhalla, New York 10595
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                    (Address of Principal Executive Offices)

      DEL GLOBAL TECHNOLOGIES CORP. AMENDED AND RESTATED STOCK OPTION PLAN
- --------------------------------------------------------------------------------
                            (Full title of the plan)

                               Leonard A. Trugman
- --------------------------------------------------------------------------------

                 Chairman, Chief Executive Officer and President
                          Del Global Technologies Corp.


              One Commerce Park, Valhalla, NY 10595 (914) 686-3600
- --------------------------------------------------------------------------------

(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 With a copy to:
                             Martin M. Goldwyn, Esq.
                        Tashlik, Kreutzer & Goldwyn P.C.
                             833 Northern Boulevard
                              Great Neck, NY 11021
                                 (516) 466-8005




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

                         Calculation of Registration Fee



                                    Proposed        Proposed
Title of                             maximum         maximum          Amount of
securities to be   Amount to be   offering price    aggregate       registration
registered (1)     registered (2)  per share (3)  offering price (3)     fee

Common Stock,
$.10 par value       257,500        $8.13          $2,093,475.00       $721.89
per share             shares
- ---------------    ------------  -----------      --------------     -----------


(1) The proposed commencement of sales is to be as soon as practicable after the Registration Statement has become effective and upon the exercise of any option granted under the Plan.

(2) There are also being registered hereunder such additional shares of the Registrant's common stock as may be issuable in connection with adjustments under the Plan to reflect certain changes in the Registrant's capital structure, including stock dividends or stock split-ups.

(3) Estimated solely for the purpose of determining the registration fee pursuant to Rule 475(h) under the Securities Act of 1933, as amended. The calculation of the proposed maximum aggregate offering price has been based upon (a) the registration hereunder of an aggregate of 257,500 additional shares of the Registrant's common stock to be issued pursuant to options granted under the Del Global Technologies Corp. Amended and Restated Stock Option Plan (the "Plan") and (b) the proposed maximum offering price per share. The proposed maximum offering price per share represents the average of the high and low sales prices of $8.50 and $7.75, respectively, of the Registrant's Common Stock on the Nasdaq National Market on July 26, 1996.




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

                                EXPLANATORY NOTE


     The  Registration  Statement  has  been  prepared  in  accordance  with the requirements of General Instruction E to Form S-8, as amended. One of the purposes of this Registration Statement is to register an additional 257,500 shares of Common Stock, $.10 par value per share (the "Common Stock"), of Del Global Technologies Corp. (the "Company"), which shares of Common Stock have been reserved for issuance upon the exercise of options to purchase Common Stock granted pursuant to the Del Global Technologies Corp. Amended and Restated Stock Option Plan (the "Plan"). 2,321,750 shares of Common Stock (including stock dividends) have been previously registered for issuance under the Plan and the Company's 401(k) plan pursuant to Registration Statements on Form S-8 on January 25, 1988, File No. 33- 19772; September 17, 1992, File No. 33-52088;
May 13, 1994, File No. 33-78910;  and December 28,  1995, File No. 33-65439 (the
"Registration Statements"). On February 14, 1996, the shareholders of the Company authorized the increase in the number of the Common Stock authorized for issuance under the Plan to 2,547,857. The contents of such Registration Statements are incorporated herein by reference.

     In accordance with General Instruction E to Form S-8, as amended, the Company has provided the above-referenced information, which information is required in this Registration Statement and is incorporated herein by reference. Moreover, as specifically required by General Instruction E, the necessary opinion and consents are attached hereto as Exhibits 5.0, 23.1, 23.2 and 23.3.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

     The following documents which have heretofore been filed by Del Global Technologies Corp. (the "Company") with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act") or the Securities Act of 1933, as amended (the "1933 Act"), are incorporated by reference herein and shall be deemed to be a part hereof:

(a) the Company's Annual Report on Form 10-K as amended for the year ended July 29, 1995 and the exhibits thereto, filed under Section 15(d) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") (File No. 1-10512);

(b) the prospectus of the Company filed pursuant to Rule 424(b)(3) under the 1933 Act on June 7, 1996;

(c) the Company's Quarterly Report on Form 10-Q for the quarter ended April 27, 1996 and exhibits thereto, filed under Section 15(d) of the Exchange Act (File No. 1-10512);

(d) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since July 29, 1995 and prior to the termination of the offering of securities covered by this Registration Statement; and

(e) the description of the Company's Common Stock contained in a Registration Statement of the Company filed under the 1934 Act, including any amendments or reports filed for the purpose of updating such description.

Item 4.    Description of Securities.

          The Company's Common Stock to be offered pursuant to this Registration Statement has been registered under Section 12 of the Exchange Act as described in Item 3 of this Part II.

Item 5.    Interests of Named Experts and Counsel.

           Not applicable.

                                  LEGAL OPINION

     The legality of the shares of the Company's Common Stock offered hereby will be passed upon for the Company by Tashlik, Kreutzer & Goldwyn P.C., 833 Northern Boulevard, Great Neck, New York 11021. A member of Tashlik, Kreutzer & Goldwyn P.C. beneficially owns approximately 10,595 shares of the Company's Common Stock and options to purchase approximately 29,967 shares of Common Stock.


                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K as amended as of July 30, 1994 and July 29, 1995 and for each of the three years in the period ended July 29, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The statement of net assets to be acquired as of December 31, 1995 and the statements of revenues and expenses for the years ended December 31, 1994 and 1995 of the Gendex Medical Division of DENTSPLY International, Inc. incorporated herein by reference from the Company's prospectus filed on June 7, 1996, have been incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in auditing and accounting.

Item 6.    Indemnification of Directors and Officers.

     (a) Section 722 of the New York Business Corporation Law ("NYBCL") permits, in general, a New York corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against any judgment, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or in the case of service for another entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. Section 723 of the NYBCL permits the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 721 of the NYBCL provides that indemnification and advancement of expense provisions contained in the NYBCL shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, provided no indemnification may be made on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     (b) Paragraph TWELFTH of the Company's Certificate of Incorporation limits directors' liability as permitted by Section 402(b) of the NYBCL and reads in its entirety as follows:

               "TWELFTH: No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity, provided that nothing contained in this Article shall eliminate or limit:

               (a) the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omission were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated section 719 of the New York Business Corporation Law, or

               (b) the liability of any director for any act or omission prior to the adoption of the amendment including this paragraph in the Certificate of Incorporation of the Corporation."

     The Company maintains directors and officers liability insurance covering all directors and officers of the Company arising against claims arising out of the performance of their duties.

Item 7.    Exemption From Registration Claimed.

                  Not Applicable.

Item 8.    Exhibits.

                  5.1 Opinion of Tashlik, Kreutzer & Goldwyn P.C. to the legality of the shares being registered

                  23.1     Consent of Deloitte & Touche LLP

                  23.2     Consent of KPMG Peat Marwick LLP

                  23.3 Consent of Tashlik, Kreutzer & Goldwyn P.C. (included in Exhibit 5.1)

Item 9.    Undertakings.

           (a)    The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided,  however,  That paragraphs  (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Mt. Pleasant, State of New York, on the 30th day of July, 1996.

                                     DEL GLOBAL TECHNOLOGIES CORP.

                               By:   /s/ Leonard A. Trugman
                                     Leonard A. Trugman, President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Leonard A. Trugman
Leonard A. Trugman             Chairman of the Board,              July 30, 1996
                               Chief Executive Officer,
                               President and Director
/s/ Natan V. Bertman
Natan V. Bertman               Director                            July 30, 1996

/s/ David Michael
David Michael                  Director                            July 30, 1996

/s/ James M. Tiernan
James M. Tiernan               Director                            July 30, 1996

/s/ Seymour Rubin
Seymour Rubin                  Director                            July 30, 1996

                                  EXHIBIT INDEX


                                                                   Sequentially
                                                                  Numbered Pages

Exhibit 5.1 Opinion of Tashlik, Kreutzer & Goldwyn PC.................Page 11

Exhibit 23.1 Consent of Deloitte & Touche LLP.........................Page 13

Exhibit 23.2 Consent of KPMG Peat Marwick LLP.........................Page 14

Exhibit 23.3 Consent of Tashlik, Kreutzer & Goldwyn PC................Page 15